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                                                                  Exhibit (c)(2)

                           TENDER AND OPTION AGREEMENT

                                     between

                              M ACQUISITION CORP.,

                               M MERGER SUB, INC.

                                       and

                      THE STOCKHOLDERS LISTED ON SCHEDULE A

                            Dated as of May 27, 1999
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                           TENDER AND OPTION AGREEMENT

                  TENDER AND OPTION AGREEMENT, dated as of May 27, 1999 (this "Agreement"), between M Acquisition Corp., a Delaware corporation ("Purchaser"), M Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), and each of the persons listed on Schedule A hereto (each a "Stockholder" and, collectively, the "Stockholders").

                                    RECITALS

                  WHEREAS, Invensys, plc ("Parent") Purchaser, Merger Sub and Marcam Solutions, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for, among other things, the making of the Offer by Purchaser for all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (referred to herein as "Common Stock"), and the merger of the Company and Merger Sub on the terms and conditions set forth in the Merger Agreement (the "Merger");

                  WHEREAS, each Stockholder is the beneficial owner of the shares of Common Stock, Options, Warrants and Rights set forth opposite such Stockholder's name on Schedule A hereto (collectively referred to herein as the "Securities" of such Stockholder; such Securities, as such Securities may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of Common Stock issuable upon the exercise of Options, Warrants and Preferred Shares issuable upon the exercise of Rights being referred to herein as the "Shares" of such Stockholder); and

                  WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent, Purchaser and Merger Sub have requested that the Stockholders enter into this Agreement;

                  NOW, THEREFORE, to induce Purchaser and Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

         Section 1. Certain Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

         Section 2. Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants to Purchaser and Merger

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Sub, as of the date hereof and as of the Closing (as defined below), as follows:

                  (a) The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good title to, all of the Shares, free and clear of any pledge, hypothecation, claim, security interest, charge, encumbrance, voting trust agreement, interest, option, lien, charge or similar restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the Shares, other than those arising under the federal and state securities laws (each, a "Lien"), except as set forth in this Agreement.

                  (b) The Shares constitute all of the securities (as defined in Section 3(a)(10) of the Exchange Act) of the Company beneficially owned, directly or indirectly, by the Stockholder.

                  (c) Except for the Shares, the Stockholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is the Stockholder subject to any contract, commitment, arrangement, understanding, restriction or relationship (whether or not legally enforceable), other than this Agreement, that provides for such Stockholder to vote or acquire any securities of the Company. The Stockholder holds exclusive power to vote the Common Stock and has not granted a proxy to any other Person to vote the Common Stock (including those issuable upon exercise of the Options, Warrants or Rights), subject to the limitations set forth in this Agreement.

                  (d) This Agreement has been duly executed and delivered by the Stockholder.

                  (e) Neither the execution and delivery of this Agreement nor the performance by the Stockholder of the Stockholder's obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration or result in the creation of any Lien on any Shares under, (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound or (ii) any injunction, judgment, writ, decree, order or ruling applicable to the Stockholder; except for conflicts, violations, breaches, defaults, terminations, amendments, cancellations, accelerations or Liens that would not individually or in the aggregate be expected to prevent or materially impair or delay the consummation by such Stockholder of the transactions contemplated hereby.

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                  (f) Neither the execution and delivery of this Agreement nor the performance by the Stockholder of the Stockholder's obligations hereunder will violate any Law applicable to the Stockholder or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the HSR Act, foreign antitrust or competition laws or the federal securities laws.

                  (g) No investment banker, broker, finder or other intermediary is, or will be, entitled to a fee or commission from Merger Sub, Purchaser or the Company in respect of this Agreement based on any arrangement or agreement made by or on behalf of such Stockholder in his or her capacity as a stockholder of the Company.

                  (h) The Stockholder understands and acknowledges that Purchaser is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

         Section 3. Representations and Warranties of Purchaser and Merger Sub. Purchaser and Merger Sub represent and warrant to the Stockholders, as of the date hereof and as of the Closing, as follows:

                  (a) Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

                  (b) This Agreement has been duly executed and delivered by Purchaser and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company and the Stockholders, is a valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally; and
(ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) Neither the execution and delivery of this Agreement nor the performance by Purchaser and Merger Sub of their respective obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) their respective


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certificates of incorporation or bylaws, (ii) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Purchaser or Merger Sub is a party or by which Purchaser or Merger Sub is bound or (iii) any judgment, writ, decree, order or ruling applicable to Purchaser or Merger Sub; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches or defaults that would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the consummation by Purchaser or Merger Sub of the transactions contemplated hereby.

                  (d) Neither the execution and delivery of this Agreement nor the performance by Purchaser and Merger Sub of their respective obligations hereunder will violate any Law applicable to Purchaser or Merger Sub or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the HSR Act or the federal securities laws.

                  (e) Any Shares acquired upon exercise of the Purchase Option (as defined below) will be acquired for Purchaser's or Merger Sub's own account, for investment purposes only and will not be, and the Purchase Option is not being, acquired by Purchaser and Merger Sub with a view to public distribution thereof in violation of any applicable provisions of the Securities Act.

         Section 4. Transfer of the Shares. During the term of this Agreement, except as otherwise expressly provided herein, each Stockholder agrees that such Stockholder will not (a) tender into any tender or exchange offer or otherwise sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or encumber with any Lien, any of the Shares, except for (i) transfers to any spouse or descendant (including by adoption) of such Stockholder, or any trust or retirement plan or account for the benefit of such Stockholder, spouse or descendant; provided any such transferee agrees in writing to be bound by the terms of this Agreement and (ii) transfers by operation of Law; provided that any such transferee shall be bound by the terms of this Agreement, (b) acquire any shares of Common Stock or other securities of the Company (otherwise than in connection with a transaction of the type described in Section 5 or by exercising any of the Options, Warrants or Rights), (c) deposit the Shares into a voting trust, enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares, (d) enter into any contract, option or other arrangement (including any profit sharing arrangement) or undertaking with respect to the direct or indirect acquisition or sale, transfer, pledge, assignment, hypothecation or other disposition of any interest in or the voting of any Shares or any other securities of the Company, (e) exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any Shares which may arise


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with respect to the Merger, or (f) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby or which would otherwise diminish the benefits of this Agreement to Purchaser or Merger Sub.

         Section 5. Adjustments. (a) In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares of or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by such Stockholder immediately following the effectiveness of the events described in clause (i) or such Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder.

                  (b) Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Purchaser and Merger Sub of the number of any new Shares acquired by such Stockholder, if any, after the date hereof.

         Section 6. Tender of Shares. Each Stockholder hereby agrees that such Stockholder will validly tender (or cause the record owner of such shares to validly tender) and sell (and not withdraw, except in the event the Purchase Option is exercised, in which case such withdrawal shall be for the limited purpose of consummating the Purchase Option) pursuant to and in accordance with the terms of the Offer not later than the fifth business day after commencement of the Offer (or the earlier of the expiration date of the Offer and the fifth business day after such Shares are acquired by such Stockholder if the Stockholder acquires Shares after the date hereof), or, if the Stockholder has not received the Offer Documents by such time, within two business days following receipt of such documents, all of the then outstanding shares of Common Stock beneficially owned by such Stockholder (including the shares of Common Stock outstanding as of the date hereof and shares issued following the exercise (if any) of the Options, Warrants and Rights, in each case as set forth on Schedule A hereto opposite such Stockholder's name). Upon the purchase by Purchaser or Merger Sub of all of such then outstanding shares of Common Stock beneficially owned by such Stockholder pursuant to the Offer in accordance with this Section 6, this Agreement will terminate as it relates to such Stockholder. In the event, notwithstanding the provisions of the first sentence of this
Section 6, any shares of Common Stock beneficially owned by a Stockholder are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Shares will remain subject to the terms of this Agreement. Each Stockholder acknowledges that Purchaser's obligation to accept for payment and pay for


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the shares of Common Stock tendered in the Offer is subject to all the terms and conditions of the Offer.

         Section 7. Voting Agreement. Each Stockholder, by this Agreement, does hereby (a) agree to appear (or not appear, if requested by Purchaser or Merger
Sub) at any annual, special, postponed or adjourned meeting of the stockholders of the Company or otherwise cause the shares of Common Stock such Stockholder beneficially owns to be counted as present (or absent, if requested by Purchaser or Merger Sub) thereat for purposes of establishing a quorum and to vote or consent, and (b) constitute and appoint Purchaser and Merger Sub, or any nominee thereof, with full power of substitution, during and for the term of this Agreement, as his true and lawful attorney and proxy for and in his name, place and stead, to vote all the shares of Common Stock such Stockholder beneficially owns at the time of such vote, at any annual, special, postponed or adjourned meeting of the stockholders of the Company (and this appointment will include the right to sign his or its name (as stockholder) to any consent, certificate or other document relating to the Company that laws of the State of Delaware and the Commonwealth of Massachusetts may require or permit), in the case of both
(a) and (b) above, (x) in favor of approval and adoption of the Merger Agreement and approval and adoption of the Merger and the other transactions contemplated thereby and (y) against (1) any Alternative Proposal, (2) any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement and (3) the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement and the Ancillary Documents): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries; (iii) (A) any change in a majority of the persons who constitute the board of directors of the Company or any of its Subsidiaries as of the date hereof; (B) any change in the present capitalization of the Company or any amendment of the Company's or any of its Subsidiaries' certificate of incorporation or bylaws, as amended to date; (C) any other material change in the Company's or any of its Subsidiaries' corporate structure or business; or (D) any other action that is intended, or could be expected, to impede, interfere with, delay, postpone, or adversely affect the Offer, the Merger and the other transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Documents. This proxy and power of attorney is a proxy and power coupled with an interest, and each Stockholder declares that it is irrevocable until this Agreement shall terminate in accordance with its terms. Each Stockholder hereby revokes all and any other proxies with respect to the shares of Common Stock that such Stockholder may have heretofore made or granted. For shares of Common Stock as to which a Stockholder is the beneficial but not the record owner, such Stockholder shall use his or its best efforts


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to cause any record owner of such Shares to grant to Purchaser a proxy to the same effect as that contained herein. Each Stockholder hereby agrees to permit Purchaser and Merger Sub to publish and disclose in the Offer Documents and the Proxy Statement and related filings under the securities laws such Stockholder's identity and ownership of Shares and the nature of his or its commitments, arrangements and understandings under this Agreement.

         Section 8. No Solicitation. Each Stockholder agrees that neither such Stockholder nor any of such Stockholder's officers, directors, employees, trustees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by any of them) will directly or indirectly initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making or submission of any Alternative Proposal, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain or induce any person to make or submit an Alternative Proposal or agree to or endorse any Alternative Proposal or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing or authorize or permit any of its officers, directors, employees, trustees or any of its affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by any of them to take any such action. Each Stockholder shall promptly advise Purchaser in writing of the receipt of request for information or any inquiries or proposals relating to an Alternative Proposal.

         Section 9. Grant of Purchase Option. The Stockholder hereby grants to Purchaser and Merger Sub an irrevocable option (the "Purchase Option") to purchase for cash, in a manner set forth below, any or all of the Shares (and including Shares acquired after the date hereof by such Stockholder) beneficially owned by the Stockholder at a price per share (the "Exercise Price") equal to the Merger Consideration. In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like, the Merger Consideration will be appropriately adjusted for the purpose of this
Section 9. The Merger Consideration as it relates to the Options, Warrants and Rights shall be an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, Warrant or Right, without interest, in full settlement of the Company's (and the Surviving Corporation's) obligations under each such Option, Warrant or Right. To the extent that the per share exercise price of any Option, Warrant or Right exceeds the Merger Consideration, such Option, Warrant or Right shall be canceled and the Stockholder shall not receive or be entitled to receive any consideration from Purchaser, Merger Sub or the Company relating thereto. The amount payable pursuant to this Section 9 shall be subject to all applicable withholding taxes.

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         Section 10.  Exercise of Purchase Option.

                  (a) Subject to the conditions set forth in Section 12 hereof, the Purchase Option may be exercised by Purchaser or Merger Sub, in whole or in part, at any time or from time to time after the occurrence of any Trigger Event (as defined below). Each Stockholder shall notify Purchaser in writing of the occurrence of any Trigger Event promptly after the learning of the occurrence thereof, it being understood that the giving of such notice by the Stockholder is not a condition to the right of Purchaser or Merger Sub to exercise the Purchase Option. In the event Purchaser or Merger Sub wishes to exercise the Purchase Option, Purchaser shall deliver to each Stockholder a written notice (an "Exercise Notice") specifying the total number of Shares it wishes to purchase from such Stockholder. Each closing of a purchase of Shares (a "Closing") will occur at a place, on a date and at a time designated by Purchaser or Merger Sub in an Exercise Notice delivered at least two business days prior to the date of the Closing.

                  (b) A "Trigger Event" means any one of the following: (i) the Merger Agreement becomes terminable under circumstances that entitle Purchaser or Merger Sub to receive the Termination Fee under Section 8.2 of the Merger Agreement (regardless of whether the Merger Agreement is actually terminated and whether such Termination Fee is then actually paid), (ii) the Offer is consummated but, due to the failure of the Stockholder to validly tender and not withdraw all of the then outstanding shares of Common Stock beneficially owned by such Stockholder, the Purchaser has not accepted for payment or paid for all of such Stockholder's shares of Common Stock, (iii) a tender or exchange offer for at least 20% of the shares of Common Stock shall have been publicly proposed to be made or shall have been made by another Person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent, Purchaser or Merger
Sub), or (iv) it shall have been publicly disclosed that (A) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than Purchaser or Merger Sub) shall have acquired or proposed to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Common Stock), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company or any of its subsidiaries, or (B) any Person or group (other than Parent, Purchaser and Merger Sub) shall have entered into or publicly offered to enter into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with the Company or any of its subsidiaries.

                  (c) If requested by Purchaser and Merger Sub in the Exercise Notice, such Stockholder shall exercise all Options, Warrants and Rights (to the extent exercisable) and other rights (including conversion or exchange rights), other than Options, Warrants


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and Rights with exercise prices above the Exercise Price, beneficially owned by such Stockholder and shall sell or, if directed by Purchaser and Merger Sub, tender the Shares acquired pursuant to such exercise to Purchaser or Merger Sub as provided in this Agreement; provided, however, that Purchaser and Merger Sub shall not be entitled to require General Atlantic Partners 32, L.P., General Atlantic Partners 21, L.P., and GAP Coinvestment Partners, L.P. and their affiliates to exercise any Options, Warrants or Rights that can be transferred to and exercised by Purchaser or Merger Sub.

                  (d) In the event that, within 12 months of the exercise of the Purchase Options, Purchaser or Merger Sub sells, to a third party which is not an affiliate of Purchaser, Shares acquired by means of exercise of the Purchase Options ("Exercise Shares") for an aggregate consideration (the "Aggregate Consideration") greater than the aggregate Exercise Price (the "Aggregate Exercise Price") paid for such Exercise Shares, Purchaser agrees to pay to the Stockholders an amount equal to the excess of the Aggregate Consideration over the Aggregate Exercise Price. The excess of the Aggregate Consideration over the Aggregate Exercise Price shall be distributed to the Stockholders who sold shares to Purchasers or Merger Sub pursuant to the exercise of the Purchase Options in a manner so that each such Stockholder shall have received the same consideration after including such payments for each Share so sold. In addition, in the event that, within 12 months of the exercise of the Purchase Options, Parent, Purchaser or Merger Sub or any of their affiliates shall consummate a merger or other business combination with the Company, or shall purchase Shares pursuant to a tender offer for all shares of Common Stock at a price per share (taking into account any stock dividends, stock splits, reverse stock splits, recapitalizations, combinations, exchanges of shares or the like) in excess of the Exercise Price paid for any Shares, Purchaser agrees to pay each Stockholder such excess for each Exercise Share purchased from such Stockholder.

         Section 11. Termination. This Agreement will terminate (a) pursuant to
Section 6 or (b) upon the earliest of: (i) the Effective Time; (ii) termination of the Merger Agreement other than upon, during the continuance of, or after, a Trigger Event; or (iii) 90 days following any termination of the Merger Agreement upon, during the continuance of or after a Trigger Event (or if, at the expiration of such 90 day period the Purchase Option cannot be exercised by reason of any applicable judgment, decree, order, injunction, law or regulation, 10 business days after such impediment to exercise has been removed or has become final and not subject to appeal). Upon the giving by Purchaser or Merger Sub to the Stockholder of the Exercise Notice and the tender of the aggregate Exercise Price, Purchaser or Merger Sub, as the case may be, will be deemed to be the holder of record of the Shares transferable upon such exercise, notwithstanding that the stock transfer books of the Company are then closed or that certificates representing such Shares have not been actually delivered to Purchaser.


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         Section 12. Conditions To Closing. The obligation of each Stockholder to sell such Stockholder's Shares to Purchaser or Merger Sub hereunder is subject to the conditions that (i) all waiting periods, if any, under the HSR Act, applicable to the sale of the Shares or the acquisition of the Shares by Purchaser or Merger Sub, as the case may be, hereunder have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any court, administrative agency or other Governmental Entity, if any, required in connection with the sale of the Shares or the acquisition of the Shares by Purchaser or Merger Sub hereunder have been obtained or made; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such sale or acquisition is in effect.

         Section 13. Closing. At any Closing with respect to Shares beneficially owned by a Stockholder, (a) such Stockholder will deliver to Purchaser, Merger Sub or their respective designee a certificate or certificates in definitive form representing the number of the Shares designated by Purchaser or Merger Sub, as the case may be, in its Exercise Notice, such certificate to be registered in the name of Purchaser, Merger Sub or their respective designee and
(b) Purchaser or Merger Sub, as the case may be, will deliver to the Stockholder the aggregate Exercise Price for the Shares so designated and being purchased by wire transfer of immediately available funds.

         Section 14. Fees and Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, whether of not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         Section 15. Further Assurances. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

         Section 16. Publicity. A Stockholder shall not issue any press release or otherwise make any public statements with respect to this Agreement or the Merger Agreement or the other transactions contemplated hereby or thereby without the consent of Purchaser and Merger Sub, except as may be required by Law or applicable stock exchange rules.

         Section 17. Stockholder Capacity. No person executing this Agreement makes any agreement or understanding herein in such Stockholder's capacity as a director or officer of the Company or any Subsidiary of the Company. Each Stockholder signs solely in such Stockholder's capacity as the beneficial owner of such

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
Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder in such Stockholder's capacity as an officer or director of the Company or any subsidiary of the Company to the extent specifically permitted by the Merger Agreement.

         Section 18. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 19.  Miscellaneous.

                  (a) All representations and warranties contained herein will survive for twelve months after the termination hereof. The covenants and agreements made herein will survive in accordance with their respective terms.

                  (b) Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in writing and signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  (c) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements among the parties with respect to such matters. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

                  (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Courts for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.


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
                  (e) The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

                  (f) All notices and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to Company to:

         Marcam Solutions, Inc.
         95 Wells Avenue
         Newton, Massachusetts  02159
         Attention:  President
         Facsimile:  (617) 964-5614

         With a Copy to:

         Testa, Hurwitz & Thibeault, LLP
         125 High Street
         Boston, Massachusetts  02110
         Attention:  Mark H. Burnett, Esq. and
                        Edwin L. Miller, Esq.
         Facsimile: (617) 248-7100

         If to Purchaser or Merger Sub to:

         Foxboro Company
         33 Commercial Street
         B52-SI
         Foxboro, Massachusetts  02035-2099
         Attention: Dr. George Sarney
         Facsimile:  (508) 549-6689

         with copies to:

         Fried, Frank, Harris, Shriver & Jacobson
         One New York Plaza
         New York, New York 10004
         Attention:  Paul Reinstein
         Facsimile:  (212) 859-8586

         and

         Wonderware Corporation
         100 Technology Drive
         Irvine, California  92618
         Attention: Philip Maynard
         Facsimile:  (949) 453-6543

         If to a Stockholder, at the address set forth on Schedule A hereto or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

                  (g) This Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original. All such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

                  (h) This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties hereto without the prior written consent of the other parties, except that Purchaser and Merger Sub will have the right to assign to any direct or indirect wholly owned subsidiary or subsidiaries of Parent or Purchaser any and all rights and obligations of Purchaser or Merger Sub under this Agreement, provided that any such assignment will not relieve either Purchaser or Merger Sub from any of its obligations hereunder.

                  (i) Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  (j) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  IN WITNESS WHEREOF, each of the Purchaser and Merger Sub has caused this Agreement to be signed by its officer or director thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

                           M ACQUISITION CORP.

                           By: /s/ George Sarney
                               ---------------------------------------------
                               Name: George Sarney
                               Title: President

                           M MERGER SUB, INC.

                           By: /s/ Thomas G. Foley
                               ---------------------------------------------
                               Name: Thomas G. Foley
                               Title: Vice President

                           STOCKHOLDERS:

                               /s/ Michael Quinlan
                               ---------------------------------------------
                               Name: Michael Quinlan

                               /s/ John Campbell
                               ---------------------------------------------
                               Name: John Campbell

                               /s/ Jonathan C. Crane
                               ---------------------------------------------
                               Name: Jonathan C. Crane

                               /s/ E. Clark Grimes
                               ---------------------------------------------
                               Name: E. Clark Grimes

                               /s/ Joe M. Henson
                               ---------------------------------------------
                               Name: Joe M. Henson

                               /s/ Franchon M. Smithson
                               ---------------------------------------------
                               Name: Franchon M. Smithson

                               /s/ William W. Wyman
                               ---------------------------------------------
                               Name: William W. Wyman

                               /s/ Denis E. Liptak
                               ---------------------------------------------
                               Name: Denis E. Liptak

                               /s/ Harlan Plumley
                               ---------------------------------------------
                               Name: Harlan Plumley

                               /s/ Stephen R. Quehl
                               ---------------------------------------------
                               Name: Stephen R. Quehl

                               /s/ Diane R. Tormey
                               ---------------------------------------------
                               Name: Diane R. Tormey

                               /s/ Z. Alan Fink
                               ---------------------------------------------
                               Name: Z. Alan Fink

                               GENERAL ATLANTIC PARTNERS 21, L.P.
                               By: General Atlantic Partners, LLC,
                                   its general partner

                               By: /s/ Thomas J. Murphy
                                   ---------------------------------------------
                                   Name: Thomas J. Murphy
                                   Title: Attorney-in-Fact

                               GENERAL ATLANTIC PARTNERS 32, L.P.
                               By: General Atlantic Partners, LLC,
                                   its general partner

                               By: /s/ Thomas J. Murphy
                                   ---------------------------------------------
                                   Name: Thomas J. Murphy
                                   Title: Attorney-in-Fact

                               GAP COINVESTMENT PARTNERS, L.P.

                               By: /s/ Thomas J. Murphy
                                   ---------------------------------------------
                                   Name: Thomas J. Murphy
                                   Title: Attorney-in-Fact

                                   SCHEDULE A

                                                                   Number          Number         Number of       Number
          Stockholder                       Address              of Shares       of Options       Warrants      of Rights
          -----------                       -------              ---------       ----------       --------      ---------
John Campbell                                                        99,403           13,000         --             99,403
Jonathan C. Crane                                                    20,000          296,270         --             20,000
E. Clark Grimes                                                       1,000           11,500         --              1,000
Joe M. Henson                                                           500           13,000         --                500
Michael J. Quinlan                                                      350           86,500         --                350
Franchon M. Smithson**                                                --              13,000         --              --
William W. Wyman                                                      --              11,500         --              --
Z. Alan Fink                                                            210*          25,000         --                210*
Denis E. Liptak                                                         500           35,000         --                500
Harlan B. Plumley                                                     1,250*          22,000         --              1,250*
Stephen Quehl                                                         --             150,000         --              --
Diane R. Tormey                                                       5,428           42,696         --               5,428
General Atlantic Partners 32,    c/o General Atlantic               431,595           --           431,595          431,595
L.P.                             Service Corporation
                                 3 Pickwick Plaza
                                 Greenwich, CT 06830

--------------
*Currently participating in Employee Stock Purchase Plan

**Excluding shares held by General Atlantic Partners 32, L.P., General Atlantic Partners 21, L.P. and GAP Coinvestment Partners, L.P.

General Atlantic Partners 21,    c/o General Atlantic               880,290               --             --        880,290
L.P.                             Service Corporation
                                 3 Pickwick Plaza
                                 Greenwich, CT 06830

GAP Coinvestment Partners, L.P.  c/o General Atlantic               188,115               --         68,405        188,115
                                 Service Corporation
                                 3 Pickwick Plaza
                                 Greenwich, CT 06830